VILLAGE SUPER MARKET, INC.
                     EXECUTIVE OFFICES
                    733 Mountain Avenue
                Springfield, New Jersey 07081
                   Phone:  (973) 467-2200
                    Fax:  (973) 467-6582


                  VILLAGE SUPER MARKET, INC.
    REPORTS RECORD RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED
                        JULY 28, 2007

Contact:     Kevin Begley, CFO
             (973) 467-2200 - Ext. 220
             Kevin.Begley@wakefern.com

     Springfield, New Jersey - October 1, 2007 - Village Super Market, Inc. (NSD-VLGEA) today reported its results of operations for the fourth quarter ended July 28, 2007.

     Net income was $6,332,000 in the fourth quarter of fiscal 2007, an increase of 26% from the fourth quarter of the prior year. Net income increased primarily due to improved sales, higher gross profit percentages and lower operating expenses as a percentage of sales.

     Sales were $269,256,000 in the fourth quarter of fiscal 2007, an increase of 2.6% from the fourth quarter of the prior year. Same store sales also increased 2.6%. Improved sales in one store due to the closing of a store by a competitor and in the Somers Point replacement store contributed to the sales increase. These improvements were partially offset by reduced sales in four stores due to three competitive store openings.

     Net income for the fiscal year was $20,503,000, an increase of 24% from the prior year. Sales in fiscal 2007 were $1,046,435,000, an increase of 2.9% from the prior year. Same store sales also increased 2.9%. Net income in fiscal 2007 improved compared to the prior year due to the higher same store sales and improved gross profit percentages.

     Village Super Market operates a chain of 23 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania. On August 11, 2007, the Company acquired the fixtures and lease for a store in Galloway Township, New Jersey that had been operated by a competitor for $3,500,000. We expect to re-open this store as a ShopRite on October 3rd after an extensive remodel. In addition, our new superstore in Franklin, New Jersey is expected to open on October 31st.

     All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law. The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: local economic conditions; competitive pressures from the Company's operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company; the success of operating initiatives; consumer spending patterns; the impact of higher energy prices; increased cost of goods sold, including increased costs from the Company's principal supplier, Wakefern; the results of litigation; the results of union contract negotiations; competitive store openings; the rate of return on pension assets; and other factors detailed herein and in the Company's filings with the SEC.

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                                 VILLAGE SUPER MARKET, INC.
                      CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                          (In Thousands Except Per Share Amounts)


                            13 Wks. Ended      13 Wks. Ended      52 Wks. Ended      52 Wks. Ended
                            July 28, 2007      July 29, 2006      July 28, 2007      July 29, 2006

Sales                        $  269,256         $  262,461         $ 1,046,435        $ 1,016,817

Cost of sales                   195,944            192,088             764,494            747,320
                              ---------          ---------          ----------         ----------

Gross profit                     73,312             70,373             281,941            269,497

Operating and
 administrative expense          59,623             58,577             235,226            228,474

Depreciation and
 amortization                     3,186              3,057              12,398             11,679
                              ---------          ---------          ----------         ----------
Operating income                 10,503              8,739              34,317             29,344

Interest expense                   (652)              (774)             (2,687)            (3,145)

Interest income                   1,061                712               3,673              2,140
                              ---------          ---------          ----------         ----------
Income before
 income taxes                    10,912              8,677              35,303             28,339

Income taxeS                      4,580              3,654              14,800             11,852
                              ---------          ---------         -----------         ----------
Net income                   $    6,332         $    5,023        $     20,503        $    16,487
                              =========          =========         ===========         ==========
Net income
 per share(1):
                                                  Revised                                Revised
Class A common stoc
  Basic                      $     1.20         $      .96        $       3.89        $      3.14
  Diluted                    $      .96         $      .77        $       3.14        $      2.55

Class B common stock:
  Basic                      $      .78         $      .62        $       2.53        $      2.04
  Diluted                    $      .76         $      .61        $       2.47        $      2.01

Gross profit as a
 % of sales                        27.2%              26.8%               26.9%              26.5%

Operating and
 administrative expense
 as a % of sales                   22.1%              22.3%               22.5%              22.5%


(1) Net income per share is computed utilizing the two-class method.  The two-class method is an earnings allocation formula that calculates net income per share for each class of common stock separately based on dividends declared and participation rights in undistributed earnings.  Net income per share for prior periods has been revised to reflect the two-class method.

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